Exhibit 99.1

June 19, 2003

Lisa Capps
Investor Relations
Westcorp
Phone: (949) 727-1002
Email: Investor_Relations@Westcorpinc.com

Westcorp Updates 2003 Guidance and Announces 2004 Guidance

Irvine, CA: Westcorp (NYSE:WES) today updated its earnings per share guidance in anticipation of a 12% increase in shares outstanding from the prospective issuance of 4.6 million shares through its previously announced follow-on offering and a concurrent placement of shares. The Company expects net income for 2003 to be approximately $2.80 per share. The Company also announced that it expects to earn $3.50 per share in 2004. The updated guidance for 2003 and 2004 gives effect to the prospective issuance of 4.6 million shares and the anticipated use of proceeds therefrom.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES.

Westcorp, through its subsidiary, WFS, is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 18 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements.

These forward-looking statements are identified by use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	Changes in general economic and business conditions;

•	Interest rate fluctuations, including hedging activities;

•	The Company’s financial condition and liquidity, as well as future cash flow and earnings;

•	Competition;

•	The level of operating expenses;

•	The effect, interpretation, or application of new or existing laws, regulations and court decisions;

•	The availability of sources of funding;

•	The level of chargeoffs on the automobile contracts that we originate; and

•	Significant litigation.

A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of June 19, 2003. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.